                                                                    Exhibit 16.1



                              BAUM & COMPANY, P.A.
                        1515 UNIVERSITY DRIVE - SUITE 209
                          CORAL SPRINGS, FLORIDA 33071

November 6, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street  NW
Washington, DC  20549

Dear Sir/Madam:

We have read Item 4 in the Form 8-K dated October 29, 2001 of International Environmental Management, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

We have not been engaged to prepare reviewed financial statements for the Registrants' Form 10Q's and assume no responsibility for financial statements submitted with the Securities and Exchange Commission other than those enclosed in the 10-K annual reports.

Regards,


/s/Baum & Company, P.A.
----------------------------